EXHIBIT 99.1

The Timken Company
MEDIA INQUIRIES:
Denise Bowler
Manager — Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
P.O. Box 6927
Canton, OH 44706-0927 U.S.A.
Telephone: (330) 471-3485
Facsimile: (330) 471-7032
Denise.bowler@timken.com
INVESTOR INQUIRIES:
Steve Tschiegg
Manager — Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
P.O. Box 6927
Canton, OH 44706-0927 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
Inquiries about the U.S.
Ambassador appointment:
Linda J Hartley
Press Officer
Bureau of European and Eurasian Affairs
United States Department of State
Telephone: (202) 647-8341
NEWS RELEASE
The Timken Company Elects
Ward J. “Tim” Timken, Jr. as Chairman
     Canton, OH, August 5, 2005 – The Timken Company (NYSE:TKR) announced today its board of directors has named Ward J. “Tim” Timken, Jr. chairman, effective August 15. The appointment follows the July 29 United States Senate confirmation of W.R. Timken, Jr. as U.S. Ambassador to Germany and his subsequent resignation as chairman and member of the Timken board, effective August 14.
     http://www.timken.com/media/kits/OfficeOfChairman.asp
     The new chairman, 38, joined The Timken Company in 1992 and was elected to the board in 2002. In April 2005, he was named vice chairman while continuing to serve as president of the company’s Steel Group, guiding that business, which had $1.2 billion in sales in 2004, to record levels of profitability.
     Upon his resignation, former chairman W.R. Timken, Jr. said, “I leave The Timken Company with a sense of pride and a tinge of sadness after an affiliation of more than 47 years. However, I have great faith in the new leadership and an excellent board of directors. I am confident this company is poised for continued strong growth.”
     “We are grateful to Ambassador Timken for his visionary leadership as chairman over 31 years,” said Robert W. Mahoney, chairman of the Timken board’s governance committee and retired chairman of Diebold. “Under his leadership, the company has grown six-fold and become a global leader in both the bearing and alloy steel industries. Our recently released six-month earnings report shows the

The Timken Company
company achieving record sales and profits and with a very strong balance sheet, adding to Ambassador Timken’s great legacy.
     “The new chairman’s track record at Timken suggests a new legacy of leadership is in the offing,” Mr. Mahoney continued. “Tim Timken provided strong leadership to the Steel Group and has been a valued member of the board for the past three years. He has earned our respect, and we are confident that Tim will carry on the highly successful transformation of the company,” Mr. Mahoney said.
     Since its founding by Henry Timken in 1899, the company has had five chairmen, all Timken family members. After becoming a public company in 1922, the company adopted a practice of engaging professional executives to lead the company. Mr. Timken and James W. Griffith, president and CEO, 51, will work together within the office of the chairman.
     “It is a great honor to be entrusted with leadership as we fulfill a new vision and continue to build momentum in pursuit of strategic global growth,” the new Chairman Timken said. “I look forward to working with our leadership team as an advocate of our core values, to enhance our brand reputation, and to build upon our expertise in friction management and power transmission.”
     Before leading the Steel Group, Mr. Timken served as a corporate vice president in the office of the chairman. He played a key role in the 2003 acquisition of The Torrington Company, which was instrumental in the company’s strategic transformation. The Torrington acquisition is the largest in Timken’s history, increasing the size of the company by 50 percent and providing a broader range of friction-management products and services. He also has extensive experience in international business, including key positions with the company’s operations in Europe and Latin America in the 1990s. In addition to his strategic development and leadership role at this Fortune 500 company, he continues to be responsible for government and community affairs.
     Mr. Timken holds a bachelor’s degree in marketing from Georgetown University and an MBA from the Darden School of Business Administration at the University of

The Timken Company
     Virginia. An active member of civic and business organizations, he serves on several boards, including the American Iron and Steel Institute, the Ohio Steel Council, the Ohio Business Development Council, the Stark Development Board, the Henry & Louise Timken Foundation, the Timken Foundation, and the Timken Charitable Trust.
     The Timken Company (NYSE: TKR) (www.timken.com) keeps the world turning, with innovative ways to make customers’ products run smoother, faster and more efficiently. Timken’s highly engineered bearings, alloy steels and related products and services turn up everywhere — on land, on the seas and in space. With operations in 27 countries, sales of $4.5 billion in 2004 and 26,000 employees, Timken is Where You Turn™ for better performance.
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